UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 11, 2008

Worlds.com Inc.
(Exact name of registrant as specified in its charter)

New Jersey 0-24115 22-1848316
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11 Royal Road, Brookline, Massachusetts	02445
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (617) 725-8900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02.  Non-reliance on Previously Issued Financial Statements or a Related Audit Report or Completed interim Review.

On May 11, 2009, our management concluded that our audited financial statements for the years ended December 31, 2007 and 2008 and our unaudited quarterly financial statements for the quarterly periods in such years should no longer be relied upon.  Specifically, our liabilities were understated by approximately $1,714,179 on December 31, 2007 and by approximately $2,719,942 on December 31, 2008 (which amount is cumulative and includes the amount understated in 2007) with an overstatement of income on such dates of $1,714179 and $1,005,763, respectively.  The facts underlying our original conclusion is that all of such liabilities have exceeded the applicable statutes of limitations and based upon an opinion of counsel which stated that the likelihood of our having to pay these liabilities was highly improbable, our independent auditor concurred with our decision to write off all of such liabilities.  The staff (“Staff”) of the Securities and Exchange Commission, without disagreeing with our position that payment of such liabilities was highly improbable, advised us that under the facts of our situation, it was their conclusion that GAAP accounting required that the liabilities not be written off at this time.  Following a series of calls with various Staff members, our management, in consultation with our counsel and independent auditor, agreed to accept the Staff’s position.  We have received guidance from the Staff as to the necessary steps we need to take to properly write off these liabilities and we expect to begin that process with certain of the largest creditors.  Regardless of whether we are ultimately successful in writing off all or some of these liabilities, we do not believe that these restatements will have any impact on our results of operations or cash flows as the fact remains that the statute of limitations has indeed passed with respect to these liabilities and the likelihood of our having to pay them remains highly improbable.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WORLDS.COM INC.

Dated: May 15, 2009
By: /s/ Thomas Kidrin Thomas Kidrin, President